EXECUTION VERSION
CONFIDENTIAL
100% GA Bid

MODIFIED PURCHASE AGREEMENT
BY AND AMONG
CHEMTURA CORPORATION,
EVERCORE TRUST COMPANY, N.A.
AND
VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

FEBRUARY 18, 2016

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Page

ARTICLE I	DEFINITIONS AND INTERPRETATION 1

Section 1.1	Definitions 1

Section 1.2	Interpretation 6

ARTICLE II	CLOSING 8

Section 2.1	Time and Place of Closing 8

Section 2.2	Allocation of the Cash Payment 8

Section 2.3	Mortality Confirmation 8

Section 2.4	True-Up For Mortality and Data Correction Events 8

ARTICLE III	COMPANY’S REPRESENTATIONS AND WARRANTIES 9

Section 3.1	Due Organization, Good Standing and Corporate Power 9

Section 3.2	Authorization of Agreement; Enforceability 10

Section 3.3	Consents And Approvals; No Violations 10

Section 3.4	No Brokers’ Fee 10

Section 3.5	No Discretionary Authority or Fiduciary Status 10

Section 3.6	Delivery of Plan Governing Documents 10

Section 3.7	Plan Status 10

Section 3.8	Activities within the United States 11

Section 3.9	Information 11

Section 3.10	Litigation by Plan Beneficiaries and Plan Participants 11

Section 3.11	No Other Representations or Warranties; Reliance 11

ARTICLE IV	INDEPENDENT FIDUCIARY’S REPRESENTATIONS AND WARRANTIES 11

Section 4.1	Due Organization, Good Standing and Corporate Power 11

Section 4.2	Authorization of Agreement; Enforceability 12

Section 4.3	Consents and Approvals; No Violations 12

Section 4.4	ERISA Related Determinations 13

Section 4.5	No Brokers’ Fee 13

Section 4.6	No Other Representations or Warranties; Reliance 13

ARTICLE V	INSURER REPRESENTATIONS AND WARRANTIES 13

Section 5.1	Due Organization, Good Standing and Corporate Power 13

Section 5.2	Authorization of Agreement; Enforceability 14

Section 5.3	Consents And Approvals; No Violations 14

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(continued)
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Section 5.4	Enforceability of Group Annuity Contract 14

Section 5.5	Compliance with Laws 15

Section 5.6	No Brokers’ Fee 15

Section 5.7	No Post-Closing Liability 15

Section 5.8	Accuracy of Data Provided 15

Section 5.9	Relationship to the Plan 15

Section 5.10	Investment Managers 15

Section 5.11	No Other Representations or Warranties; Reliance 15

ARTICLE VI	COVENANTS 16

Section 6.1	Efforts to Close; Regulatory Clearances; Third Party Consents

Section 6.2	Group Annuity Contract Issuance 17

Section 6.3	Insurer Actions 17

Section 6.4	Communications Center 19

Section 6.5	Confidentiality 19

Section 6.6	No Insurer Communications 20

Section 6.7	Public Announcements 21

Section 6.8	Administrative Transition Process 21

ARTICLE VII	INDEMNIFICATION FOR THIRD PARTY CLAIMS 21

Section 7.1	Survival 21

Section 7.2	Indemnification by the Insurer 22

Section 7.3	Procedures for Indemnification Claims 22

Section 7.4	Claims and Payment; Treatment of Payments 23

ARTICLE VIII	TERMINATION 23

Section 8.1	Termination 23

Section 8.2	Effect of Termination 24

ARTICLE IX	MISCELLANEOUS 24

Section 9.1	Expenses 24

Section 9.2	Entire Agreement 24

Section 9.3	Amendments and Waivers 24

Section 9.4	Succession and Assignment 24

Section 9.5	Notices 25

Section 9.6	Governing Law 26

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(continued)
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Section 9.7	Submission to Jurisdiction; Service of Process 26

Section 9.8	Waivers of Jury Trial 26

Section 9.9	Specific Performance 27

Section 9.10	Severability 27

Section 9.11	No Third Party Beneficiaries 27

Section 9.12	Counterparts; Facsimile and Electronic Signatures 27

Section 9.13	Waiver of Punitive Damages 27

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MODIFIED PURCHASE AGREEMENT
This MODIFIED PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 18, 2016 (the “Execution Date”) by and among Voya Retirement Insurance and Annuity Company, a Connecticut life insurance company (the “Insurer”), Chemtura Corporation, a Delaware corporation (the “Company”), acting solely in a non-fiduciary capacity as the sponsor of The Chemtura Corporation Retirement Plan (the “Plan”), and Evercore Trust Company, N.A., a national trust company (the “Independent Fiduciary”), acting solely in its capacity as an independent fiduciary of the Plan with certain authority and responsibility to represent the Plan and its Plan Participants and Plan Beneficiaries in regard to the transactions set forth in this Agreement. The Insurer, the Company, and the Independent Fiduciary as the representative of the Plan are referred to collectively herein as the “Parties.”
RECITALS
A. The Company, as sponsor of the Plan, has amended the Plan to require that Plan liabilities for certain Plan Participants currently receiving benefits and certain Plan Beneficiaries be transferred to a licensed insurance company, and that such insurance company fully and irrevocably guarantee annuity payments in accordance with a group annuity contract.
B. In furtherance thereof, the Insurer wishes to issue to the Company the Group Annuity Contract on the terms set forth herein and therein.
C. The Company is desirous of proceeding with the Plan’s purchase and the Company’s receipt of the Group Annuity Contract from the Insurer.
D. The Independent Fiduciary has determined that the Plan’s purchase of the Group Annuity Contract as provided for herein satisfies the requirements of ERISA, including Interpretive Bulletin 95-1.
E. The Parties wish to enter into this Agreement to provide for the purchase and the issuance of the Group Annuity Contract by the Insurer to the Company and certain related transactions and agreements.
NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    Definitions    . For purposes of this Agreement:
“Action” means any claim, action, suit, arbitration, complaint, charge, investigation, inquiry or proceeding by or before any Governmental Authority.

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“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Agreement” is defined in the preamble.
“Ancillary Agreements” means the Group Annuity Contract and all written agreements, documents or certificates to be delivered by a Party, or the Plan Trustee, in connection with the Transaction.
“Annuitant” has the meaning ascribed to such term in the Group Annuity Contract.
“Annuity Certificate” means an annuity certificate substantially in the applicable form set forth in Schedule 1.1(a), with such modifications as may be made by the Insurer as required by, or permitted under, applicable Law.
“Annuity Exhibits” means the information setting forth the schedule of Annuity Payments that will be attached and incorporated into the Group Annuity Contract.
“Annuity Payment” means the monthly payments payable to Annuitants and Joint Annuitants pursuant to the Group Annuity Contract.
“Beneficiary” has the meaning ascribed to such term in the Group Annuity Contract.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by Law to close.
“Cash” means currency of the United States of America or wire transfers thereof that is legal tender for payment of all public and private debts.
“Cash Payment” is defined in Section 2.1.
“Closing” is defined in Section 2.1.
“Closing Annuity Premium” means $354,000,000.
“Closing Date” is defined in Section 2.1.
“Closing Outside Date” is defined in Section 8.1.
“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations issued thereunder.
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good faith efforts to

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accomplish such objective as a similarly situated Person would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment. Notwithstanding the foregoing, “Commercially Reasonable Efforts” will not require a Person to make payments to unaffiliated third parties (other than in respect of the fees of such Person’s counsel and other advisors), to incur non-deminimis Liabilities to unaffiliated third parties or to grant any non-deminimis concessions or accommodations.
“Communications Center” is defined in Section 6.4.
“Company” is defined in the preamble.
“Company Indemnified Claims” is defined in Section 7.2.
“Company Indemnified Party” is defined in Section 7.2.
“Company’s Knowledge” means the actual knowledge of any officer of the Company responsible for the day to day administration or oversight of the Plan or directly involved in the negotiation of this Agreement or the transactions contemplated hereby, in each case, after making appropriate inquiry of those people reporting directly to such officer who have substantial responsibility for the relevant subject matter.
“Compelled Disclosing Party” is defined in Section 6.5(d).
“Confidential Information” means all business and technical information or processes, stored in any medium, to the extent the same is generally accepted as containing a trade secret, proprietary or confidential information of or belonging to any Party, its Representatives, its Affiliates or its Affiliates’ Representatives, including know-how and trade secrets, customer or client requirements and lists, life-by-life information with respect to the Priced Lives, technology, software and data processing procedures, insurance, actuarial, accounting and financial data, management systems, records, and any other information that is designated as confidential, and the portions of any reports or other documents prepared by any professional engaged in connection with this Agreement and any report or other document prepared by a receiving Party that contains or incorporates a trade secret, proprietary or confidential information of a disclosing Party. Confidential Information includes information communicated orally, in writing or in any other recorded or tangible form, includes information supplied by the disclosing Party and includes information delivered prior to the Execution Date pursuant to the Confidentiality Agreement. Information received by the receiving Party containing trade secrets or proprietary or confidential information constitutes Confidential Information.
“Confidentiality Agreement” means, the Confidentiality Agreement, dated October 22, 2015, between the Company and Evercore Trust Company, N.A.
“Consent” means any consent, approval (or deemed approval after the expiry of all appropriate waiting periods), authorization, notice, permission or waiver.

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“Contract” means any legally enforceable agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.
“Corridor Breach” is defined in Schedule 2.4(a).
“Data Corrections” is defined in Schedule 2.4(a).
“Dispute” means any claim, counterclaim, demand, cause of action, controversy or dispute.
“Enforceability Exceptions” is defined in Section 3.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Execution Date” is defined in the preamble.
“Fiduciary Committee” means a named fiduciary of the Plan which appointed and designated the Independent Fiduciary in connection with the Transactions.
“Final True-Up Date” means November 1, 2016.
“Fundamental Reps” means the representations and warranties contained in Sections 3.1 (Due Organization, Good Standing and Corporate Power), 3.2 (Authorization of Agreement; Enforceability), 3.4 (No Brokers’ Fees), 4.1 (Due Organization, Good Standing and Corporate Power), 4.2 (Authorization of Agreement; Enforceability), 4.4 (ERISA Related Determinations) 4.5 (No Brokers’ Fees), 5.1 (Due Organization, Good Standing and Corporate Power), 5.2 (Authorization of Agreement; Enforceability), 5.6 (No Brokers’ Fees), 5.9 (Relationship to the Plan) and 5.10 (Investment Managers).
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
“General Account” means the general account of the Insurer.
“Governmental Approval” means any Consent of a Governmental Authority.
“Governmental Authority” means any federal, state, municipal, foreign or local government or quasi-governmental authority or any regulatory or administrative body, department, agency, insurance commission or commissioner, subdivision, court or other tribunal, arbitrator or arbitral body of any of the foregoing.
“Group Annuity Contract” is defined in Section 6.2.
“Group Annuity Contract Issuance” is defined in Section 6.2.
“IF Engagement Letter” means the Engagement Letter, dated November 6, 2015, by and among the Fiduciary Committee and the Independent Fiduciary, and the related letter, dated

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November 6, 2015, by and among the Company, the Independent Fiduciary and Aon Hewitt Investment Consulting, Inc..
“Independent Fiduciary” is defined in the preamble.
“Insurer” is defined in the preamble.
“Insurer Payment Commencement Date” means May 1, 2016.
“Insurer’s Knowledge” means the actual knowledge of any officer of the Insurer that will be responsible for the day to day administration of the Group Annuity Contract or was directly involved in the negotiation of this Agreement or the transactions contemplated hereby, in each case, (a) after making appropriate inquiry of those people reporting directly to such officer who have substantial responsibility for the relevant subject matter, and (b) if none of such officers or people reporting directly to them have substantial responsibility for the subject matter that is the subject of the relevant representation, after making appropriate inquiry of an officer of the Insurer that has substantial responsibility for such subject matter.
“Interpretive Bulletin 95-1” is defined in Section 3.7.
“Joint Annuitant” has the meaning ascribed to such term in the Group Annuity Contract.
“Law” means any federal, state, foreign or local law, statute, ordinance, regulation, rule or Order of any Governmental Authority.
“Liability” means any direct or indirect liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, penalty, fine, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever and however arising (including whether or not required to be reflected or reserved under GAAP on the financial statements of the obligor or responsible Person).
“Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA Section 406 or Section 4975 of the Code, for which no statutory exemption, or Department of Labor class or individual exemption is available.
“Notice of Guaranty” means a notice of guaranty substantially in the form attached hereto as Schedule 1.1(b).
“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Parties” is defined in the preamble.

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“Person” means any individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Authority or other entity.
“Plan” is defined in the preamble.
“Plan Asset” means an asset of the Plan within the meaning of ERISA.
“Plan Beneficiary” means a person designated by a current or former Plan Participant, by a QDRO, or by the terms of the Plan, to become entitled to receive a pension benefit from the Plan.
“Plan Governing Documents” means the Plan and any documents and instruments governing the Plan as contemplated under section 404(a)(1)(D) of ERISA.
“Plan Participant” means a person who is eligible to receive, and is receiving, a pension benefit from the Plan.
“Plan Trustee” means SEI Private Trust Company, in its capacity as directed trustee of the Plan and, in circumstances in which it receives assets or other payments hereunder or pursuant to the Ancillary Agreements, for the benefit of the Plan.
“Premium Adjustment” is defined in Schedule 2.4(a).
“Priced Lives” means all Plan Participants and Plan Beneficiaries who are referenced by Schedule 1.1(c).
“PTCE” means a prohibited transaction class exemption issued by the U.S. Department of Labor pursuant to section 408(a) of ERISA.
“QDRO” means a domestic relations order that satisfies the qualification requirements set forth in section 206(d)(3) of ERISA and section 401(a)(13)(B) of the Code.
“QPAM” means a Qualified Professional Asset Manager within the meaning of the U.S. Department of Labor PTCE 84-14.
“Representatives” means, in respect of any Person that is an entity, such Person’s officers, directors, employees, advisors and agents.
“SEC” means the Securities and Exchange Commission.
“Tax Qualified” means qualified by the Code for preferential tax treatment under sections 401(a) and 501(a) of the Code.
“Transaction” means the transactions contemplated by this Agreement.
“Transaction Announcements” is defined in Section 6.7.
“Uncovered Claim” is defined in Section 7.3(c).

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Section 1.2    Interpretation    .
(a)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
(b)    Words denoting any gender will include all genders. The meanings given to terms defined herein will be equally applicable to both singular and plural forms of such terms..
(c)    The Schedules are incorporated by reference and made a part of this Agreement as if set forth fully in this Agreement.
(d)    A reference to any party to this Agreement or any other agreement or document will include such party’s successors and permitted assigns.
(e)    A reference to any Law or to any provision of any Law will include any amendment thereto, any modification or re-enactment thereof, any Law substituted therefor and all regulations issued thereunder or pursuant thereto.
(f)    All references to “$” and dollars will refer to United States currency. All references to the word “days” will refer to calendar days unless otherwise specified in a particular case.
(g)    All references to any financial or accounting terms will be defined in accordance with GAAP to the extent GAAP is applicable; provided that with respect to any financial or accounting terms related to Insurer’s accounting, the accounting terms will be in accordance with relevant state insurance statutory accounting principles (including applicable permitted practices).
(h)    Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.
(i)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Appendix, Schedule and Letter references relate to this Agreement unless otherwise specified.
(j)    The Parties each hereby acknowledge that (i) the Parties jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) the Parties have each been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption will be made that any provision of this Agreement will be construed against any Party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.
(k)    The Table of Contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

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(l)    All capitalized terms not defined in any Schedule will have the meanings ascribed to them in this Agreement.
ARTICLE II
CLOSING
Section 2.1    Time and Place of Closing    . On the terms set forth in this Agreement, the Independent Fiduciary will direct the Plan Trustee to pay the Insurer an amount in Cash equal to the Closing Annuity Premium (the “Cash Payment”) on February 25, 2016 (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.2    Allocation of the Cash Payment    . The Insurer will allocate the Cash Payment paid at Closing in to its General Account within one Business Day after Closing.
Section 2.3    Mortality Confirmation    . From and after the Closing until 10 Business Days before the Final True-Up Date, the Insurer will, at least monthly and in accordance with the Insurer’s standard verification practices and procedures, review the Social Security Master Death file and the Lexis Nexis Accurint tool to attempt to determine if any Annuitants or Joint Annuitants are deceased. If (a) subject to such standard verification practices and procedures, such data source indicates that a Annuitant or Joint Annuitant is deceased or (b) the Company presents evidence, reasonably acceptable to the Insurer, that a Annuitant or Joint Annuitant is deceased, then, the Insurer will reflect such mortality event in the calculations contemplated by Section 2.4. The Insurer will provide monthly updates to the Company of such mortality review.
Section 2.4    True-Up For Mortality and Data Correction Events.
(a)    Mortality Corrections. On each of the dates that is 20 Business Days before the Insurer Payment Commencement Date and Final True-Up Date, the Insurer will deliver to the Company a written notice that specifies, in reasonable detail, (i) any deaths of Annuitants that took place prior to the Insurer Payment Commencement Date of which the Insurer is aware (including as a result of the mortality confirmation procedures set forth in Section 2.3), and (ii) the adjustment in the Closing Annuity Premium that results from such individuals no longer being Annuitants or Joint Annuitants (which calculation shall be provided on a life-by-life basis, and will be calculated in a manner consistent with the provisions of Schedule 2.4(a)).
(b)    Data Corrections. On each of the dates that is 20 Business Days before the Insurer Payment Commencement Date and the Final True-Up Date, the Company shall cause to be delivered to the Insurer a revised Annuity Exhibit reflecting any Data Corrections discovered. On each of the dates that is 20 Business Days before the Insurer Payment Commencement Date and the Final True-Up Date, the Insurer will deliver to the Company a written notice that specifies, in reasonable detail, the amount of the Premium Adjustment that results from the data corrections on the revised Annuity Exhibit (which calculation shall be provided on a life-by-life basis, and will be calculated in a manner consistent with the provisions of Schedule 2.4(a)). On the Insurer Payment Commencement Date, an amount equal to the Premium Adjustment (decreased by the amounts calculated in Section 2.4(a)) will be due. If the amount is (i) a positive number, the Independent Fiduciary will cause the Plan Trustee to pay the Insurer an amount of cash equal to such amount, or (ii) a negative number,

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the Insurer will pay to the Plan the amount of cash equal to such amount. For any Data Corrections with respect to benefit amount discovered between the Closing and the date that is 20 Business Days before the Final True-Up Date, the Company hereby authorizes the Insurer to correct any such incorrect benefit amount and pay the corrected benefit amount to the applicable Annuitant or Joint Annuitant beginning on the Insurer Payment Commencement Date (or, if discovered thereafter, beginning on the later applicable payment date). Any such Data Correction with respect to benefit amount and any related Data Corrections will be included in the Premium Adjustment calculated and paid on the Final True-Up Date in accordance with Section 2.4(d), as applicable.
(c)    Dispute Resolution. Any dispute between the Insurer and the Company with respect to the adjustment described in Section 2.4(a) or 2.4(b) will be resolved in accordance with the procedures set forth in Schedule 2.4(c).
(d)    Final True-Up.
(i)    On the Final True-Up Date, or, if applicable, by the date that is five Business Days following the final resolution of all disputes in accordance with Section 2.4(c), an amount equal to the Premium Adjustment (decreased by the amounts calculated in Section 2.4(a)) will be due. If the amount determined pursuant to the prior sentence is (A) a positive number, the Independent Fiduciary will direct the Plan Trustee to pay to the Insurer an amount of cash equal to such amount, and (B) a negative number, the Insurer will pay to the Plan an amount of cash equal to such amount.
(ii)    On the Final True-Up Date, or if applicable by the date that is five Business Days following the final resolution of all disputes in accordance with Section 2.4(c), the Insurer and the Company will amend the Group Annuity Contract, in each case, (A) to reflect any Final True-Up Payment (as adjusted following the resolution of any disputes in accordance with Section 2.4(c)), and (B) to substitute the Annuity Exhibits for Annuity Exhibits that reflect any Mortality Corrections or Data Corrections pursuant to Sections 2.4(a) and 2.4(b), respectively.
(e)    Corridor Breach. In connection with the calculation of the adjustments contemplated in Sections 2.4(a) and 2.4(b), respectively, the Insurer will notify the Company simultaneously with the delivery of such calculation if there has been a Corridor Breach. Disputes with respect to whether or not there has been a Corridor Breach shall be subject to Section 2.4(c).
ARTICLE III
COMPANY’S REPRESENTATIONS AND WARRANTIES
The Company hereby represents and warrants to the Insurer and the Independent Fiduciary as of the Execution Date that:
Section 3.1    Due Organization, Good Standing and Corporate Power    . The Company is a corporation, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Company

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herein. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its sponsorship of the Plan makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing, or so qualified or licensed is not material.
Section 3.2    Authorization of Agreement; Enforceability    . The Company has received all appropriate corporate approvals and no other action on the part of the Company or its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated to be undertaken by the Company under this Agreement. This Agreement is duly executed and delivered by the Company, and is a valid and binding obligation of the Company and enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”).
Section 3.3    Consents And Approvals; No Violations    . The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated to be undertaken by the Company pursuant to this Agreement do not (a) violate or conflict with any provision of its articles of incorporation or code of regulations, (b) violate or conflict with any Law or Order of any Governmental Authority applicable to the Company, (c) require any additional Governmental Approval, or (d) require any Consent of, or other action by, any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which the Company is a party, except for such absences or occurrences of any of the foregoing that would not have a material adverse impact on the Company’s ability to consummate the transactions contemplated in this Agreement and the Ancillary Agreements.
Section 3.4    No Brokers’ Fee    . The Company has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which any other Party, or its respective Affiliates or Representatives, could be liable.
Section 3.5    No Discretionary Authority or Fiduciary Status    . The Company is acting solely in its non-fiduciary, settlor, plan sponsor capacity in regard to the Transactions set forth in this Agreement.
Section 3.6    Delivery of Plan Governing Documents    . True, correct and complete copies of the Plan Governing Documents set forth on Schedule 3.6 have been delivered to the Independent Fiduciary by the Company on or prior to the Execution Date.
Section 3.7    Plan Status. The Plan is maintained under, and is subject to, ERISA and is operated in compliance therewith in all material respects. To the knowledge of the Company, the Plan has not engaged in any Non-Exempt Prohibited Transactions. The Plan is qualified under Section 401(a) of the Code. The Plan’s most recent favorable IRS determination letter is dated April 23, 2014 and, to the Company’s Knowledge, no event has occurred since such date that is reasonably likely to result in the Plan losing its Tax Qualified status. The Independent Fiduciary has been duly

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appointed as a fiduciary of the Plan with respect to the purchase of one or more group annuity contracts as set forth in the IF Engagement Letter, and has the sole authority and responsibility to (i) select one or more insurers to provide annuities in accordance with ERISA, including U.S. Department of Labor Interpretive Bulletin 95-1 (“Interpretive Bulletin 95-1”), (ii) represent the interests of the Plan and its participants and beneficiaries in connection with the negotiation of a commitment agreement (such as this Agreement) and the terms of any agreements with the Insurer, including the Group Annuity Contract and the Annuity Certificates, (iii) direct the Plan Trustee on behalf of the Plan to make the Cash Payment in connection with the consummation of the Transaction, and (iv) take all other actions on behalf of the Plan necessary to effectuate the foregoing, including to perform the covenants and agreements set forth in this Agreement and the IF Engagement Letter, to the extent to be performed or made by the Independent Fiduciary. All Plan amendments necessary to effect the Transactions and the transactions contemplated by the Ancillary Agreements, to the extent that they require authorization by the Company have been duly authorized and made by the Company or will be by the Closing Date.
Section 3.8    Activities within the United States. All Participants derive their interest in the Plan from activities that have occurred within the 50 United States and the District of Columbia.
Section 3.9    Information. As of the Execution Date, to the Company’s Knowledge, the census data for the date of birth, date of death, gender, benefit amounts, forms of annuity and state of residence that were furnished by or on behalf of the Company to the Insurer did not contain any misstatements that were, when taken as a whole, material.
Section 3.10    Litigation by Plan Beneficiaries and Plan Participants. As of the Execution Date, there is no Action pending or, to the Company’s Knowledge, threatened, by or on behalf of any Priced Lives relating to the Plan or any benefit payable or alleged to be payable pursuant to the Plan.
Section 3.11    No Other Representations or Warranties; Reliance    . Except for the representations and warranties of the Company expressly set forth in this Article III, neither the Company nor any of its Affiliates, nor any other Person makes any express or implied representation or warranty on behalf of the Company or any of its Affiliates with respect to the Company, its Affiliates, the Plan or the Transaction. The Company acknowledges and agrees that the Insurer and the Independent Fiduciary have relied on the representations and warranties set forth in this Article III.
ARTICLE IV
INDEPENDENT FIDUCIARY’S REPRESENTATIONS AND WARRANTIES
The Independent Fiduciary hereby represents and warrants to the Company and the Insurer as of the Execution Date that:
Section 4.1    Due Organization, Good Standing and Corporate Power    .
(a)    The Independent Fiduciary is a trust company validly existing and in good standing under the authority of the Office of the Comptroller of the Currency. The Independent Fiduciary

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has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Independent Fiduciary herein. The Independent Fiduciary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its representation of the Plan makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed is not material.
(b)    The Independent Fiduciary meets the requirements of, and in the transactions contemplated by this Agreement and the Ancillary Agreements (to the extent a party thereto) is acting as, an investment manager under section 3(38) of ERISA and a QPAM under PTCE 84-14 with respect to the transactions contemplated by this Agreement and the Group Annuity Contract. The Independent Fiduciary is experienced in independent fiduciary work, and together with its reliance on its consultant, Aon Hewitt Investment Consulting, Inc., and its counsel, Kilpatrick, Townsend and Stockton, LLP, the Independent Fiduciary is knowledgeable concerning the large scale group annuity marketplace and reasonably believes that it has the requisite expertise to select the Insurer issuing the Group Annuity Contract and to perform its obligations under this Agreement, the other Ancillary Agreements (to the extent a party thereto) and the IF Engagement Letter. The Independent Fiduciary was designated a fiduciary of the Plan by the Fiduciary Committee with respect to the purchase of one or more group annuity contracts in the IF Engagement Letter (a true and correct copy of which has been provided to the Insurer, with the fees to be paid to the Independent Fiduciary redacted therefrom), and the Independent Fiduciary reaffirms its fiduciary status as set forth in such letter. The Independent Fiduciary has provided and will continue to provide the services described in such letter prudently and for the exclusive benefit and in the sole interest of the Plan and the Plan Participants and Plan Beneficiaries. The Independent Fiduciary has the authority and responsibility to (i) determine whether the Transaction and the purchase of the Group Annuity Contract satisfy ERISA and applicable guidance, including Interpretive Bulletin 95-1, (ii) direct the Plan Trustee on behalf of the Plan in connection with the Transaction, and (iii) perform the covenants and agreements and make the representations and warranties set forth in this Agreement and the IF Engagement Letter, to the extent they are to be performed or made by the Independent Fiduciary.
Section 4.2    Authorization of Agreement; Enforceability. The Independent Fiduciary has received all appropriate corporate approvals and no other action on the part of the Independent Fiduciary is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated to be undertaken by the Independent Fiduciary under this Agreement. This Agreement is duly executed and delivered by the Independent Fiduciary, and is a valid and binding obligation of the Independent Fiduciary and enforceable against the Independent Fiduciary, in accordance with its terms, subject to the Enforceability Exceptions and the prudence requirements of ERISA.
Section 4.3    Consents and Approvals; No Violations    . The execution, delivery and performance of this Agreement by the Independent Fiduciary and the consummation by the Independent Fiduciary of the transactions contemplated to be undertaken by the Independent Fiduciary pursuant to this Agreement, including the payment for and issuance of the Group Annuity Contract, do not (a) violate or conflict with the certificate or articles of incorporation, bylaws, code of regulations or the comparable governing documents of the Independent Fiduciary, (b) violate or

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conflict with any Law or Order of any Governmental Authority applicable to Independent Fiduciary, (c) require any additional Governmental Approval, (d) require any Consent of or other action by any Person, or (e) result in a Non-Exempt Prohibited Transaction.
Section 4.4    ERISA Related Determinations.
(a)    The Independent Fiduciary is fully qualified to serve as an independent fiduciary in connection with the Transaction and it is independent of the Company and the Insurer. The annual revenues of the Independent Fiduciary and its Affiliates received in 2015 from each of (i) the Company and its Affiliates, and (ii) the Insurer and its Affiliates, were less than one percent of the total annual revenues of the Independent Fiduciary and its Affiliates in that year, and the annual revenues of the Independent Fiduciary and its Affiliates projected to be received in 2016 from each of (x) the Company and its Affiliates, and (y) the Insurer and its Affiliates, shall be less than one percent of the total projected annual revenues of the Independent Fiduciary and its Affiliates for 2016.
(b)    The Independent Fiduciary has selected the Insurer to issue the Group Annuity Contract as set forth in this Agreement and such selection, the Transaction and the transactions contemplated in the Ancillary Agreements, and the Group Annuity Contract satisfy the requirements of ERISA and applicable guidance, including Interpretive Bulletin 95-1. The Independent Fiduciary has delivered a certification confirming the foregoing, executed by a duly authorized officer of the Independent Fiduciary, to the Fiduciary Committee.
(c)    The Transaction, the transactions contemplated by the Ancillary Agreements and the purchase of the Group Annuity Contract will not, result in a Non-Exempt Prohibited Transaction. The Independent Fiduciary represents that the Transaction meets the requirements to qualify for the exemption provided in Part I of PTCE 84-14.
Section 4.5    No Brokers’ Fee. The Independent Fiduciary has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which any other Party, or its respective Affiliates or Representatives, could be liable.
Section 4.6    No Other Representations or Warranties; Reliance. Except for the representations and warranties of the Independent Fiduciary expressly set forth in this Article IV, neither the Independent Fiduciary nor any of its Affiliates, nor any other Person makes any express or implied representation or warranty on behalf of the Independent Fiduciary or any of its Affiliates with respect to the Independent Fiduciary, its Affiliates, the Plan or the Transaction. The Independent Fiduciary acknowledges and agrees that the Insurer and the Company have relied on the representations set forth in this Article IV.
ARTICLE V
INSURER REPRESENTATIONS AND WARRANTIES
The Insurer hereby represents and warrants to the Company and the Independent Fiduciary as of the Execution Date and, in the case of Sections 5.4 and 5.7, as of such date specified therein that:

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Section 5.1    Due Organization, Good Standing and Corporate Power. The Insurer is a life insurance company duly organized, validly existing and in good standing under the Laws of the State of Connecticut. The Insurer has all requisite power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated to be undertaken by the Insurer herein. The Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations set forth in the Group Annuity Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed is not material.
Section 5.2    Authorization of Agreement; Enforceability. The Insurer has received all appropriate corporate approvals and no other action on the part of the Insurer or its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated to be undertaken by the Insurer under this Agreement. This Agreement is, other than the Group Annuity Contract, which is addressed by Section 5.4, duly executed and delivered by the Insurer, and is a valid and binding obligation of the Insurer and enforceable against the Insurer in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.3    Consents And Approvals; No Violations. Except for the approvals of the Governmental Authorities listed on Schedule 5.3, the execution and delivery of this Agreement by the Insurer and the consummation by the Insurer of the Transactions contemplated to be undertaken by the Insurer, including the issuance of the Group Annuity Contract, do not (a) violate or conflict with any provision of its certificate or articles of incorporation, bylaws, code of regulations or comparable governing documents, (b) violate or conflict with any Law or Order of any Governmental Authority applicable to the Insurer, (c) require any Governmental Approval, (d) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which the Insurer is a party, except for such absences or occurrences of any of the foregoing in clauses (a) through (d) that would not have a material adverse impact on the Insurer’s ability to consummate the transactions contemplated in this Agreement or the Ancillary Agreements, or (e) result in a Non-Exempt Prohibited Transaction. Other than the filings to be made in connection with the Group Annuity Contract, and other than filings with and approvals of state insurance Governmental Authorities in the States set forth on Schedule 5.3, no further filing or approval is required to issue the Annuity Certificates in accordance with the Group Annuity Contract.
Section 5.4    Enforceability of Group Annuity Contract. The Group Annuity Contract, when executed, will be duly executed and delivered by the Insurer and will be a valid and binding, irrevocable obligation of the Insurer and enforceable against the Insurer by the holder of the Group Annuity Contract, and each Annuitant and Joint Annuitant, in accordance with its terms. After the date which is five Business Days after the Final True-Up Date (or, if applicable, by the date that is five Business Days following the final resolution of all disputes in accordance

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with Section 2.4(c)), the Insurer represents and warrants that the holder of the Group Annuity Contract has no obligations under the Group Annuity Contract, and the Group Annuity Contract continues to be a valid and binding, irrevocable obligation of the Insurer and enforceable against the Insurer by each Annuitant and Joint Annuitant, in accordance with its terms, subject to the Enforceability Exceptions and to any additional enforceability exceptions set forth in the Group Annuity Contract. At all times, the right to a benefit under the Group Annuity Contract will be enforceable by the sole choice of the Annuitant or Joint Annuitant to whom the benefit is owed by the Group Annuity Contract, subject to the Enforceability Exceptions.
Section 5.5    Compliance with Laws. The business of the Insurer has been and is being conducted in material compliance with applicable Laws, and none of the licenses, permits or Governmental Approvals required for the continued conduct of the business of the Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by the Insurer or its Affiliates hereunder, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of the Insurer to perform its obligations under this Agreement.
Section 5.6    No Brokers’ Fee. The Insurer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transaction for which any other Party, or their respective Affiliates or Representatives, could be liable.
Section 5.7    No Post-Closing Liability. Following the Group Annuity Contract Issuance, none of the Company, the Plan, the Company’s other Affiliates, the Independent Fiduciary, nor any of their respective directors, officers, trustees or fiduciaries will have any Liability to pay any Annuity Payment.
Section 5.8    Accuracy of Data Provided. To the Insurer’s Knowledge, (a) all material information provided by the Insurer to the Company or the Independent Fiduciary in connection with the Transaction, was, as of the date indicated on such information, true and correct in all material respects, (b) no change has occurred since the date indicated on such information that the Insurer has not publicly disclosed or disclosed to the recipient of such information that would cause such information, taken as a whole, to be materially false or misleading, and (c) the Premium Adjustments will be calculated on the basis set forth in Schedule 2.4(a).
Section 5.9    Relationship to the Plan. The Insurer is not (a) a trustee of the Plan, (b) a plan administrator (within the meaning of section 3(16)(A) of ERISA), (c) a fiduciary (within the meaning of section 3(21) of ERISA) who is expressly authorized in writing to manage, acquire or dispose of Plan Assets of the Plan on a discretionary basis, or (d) an employer any of whose employees are covered by the Plan.
Section 5.10    Investment Managers. A true and complete list of the Insurer’s Affiliates that are investment managers within the meaning of section 3(38) of ERISA and that manage assets subject to ERISA is set forth on Schedule 5.10. The execution and delivery of this Agreement by the Insurer and the consummation by Insurer of the transactions contemplated to be undertaken by the Insurer do not result in a Non-Exempt Prohibited Transaction.

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Section 5.11    No Other Representations or Warranties; Reliance. Except for the representations and warranties of Insurer expressly set forth in this Article V, none of the Insurer, any of its Affiliates or any other Person makes any express or implied representation or warranty on behalf the Insurer or any of its Affiliates with respect to the Insurer, its Affiliates, or the Transaction. The Insurer acknowledges and agrees that the Company and the Independent Fiduciary have relied on the representations and warranties set forth in this Article V, and that the Annuitants and Joint Annuitants will rely on the representations and warranties set forth in Section 5.4.
ARTICLE VI
COVENANTS
Section 6.1    Efforts to Close; Regulatory Clearances; Third Party Consents.
(a)    Following the Execution Date, in addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and, except with respect to the Independent Fiduciary, will cause their respective Affiliates to use) their respective Commercially Reasonable Efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part to effectuate the transactions contemplated by this Agreement.
(b)    Without limiting the generality of the foregoing, the Company and the Insurer will use their respective Commercially Reasonable Efforts to obtain and to cause others to obtain, as soon as practicable, all required Governmental Approvals that may be or become necessary for the performance of their respective obligations under this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including approval of the Annuity Certificates from all state agencies from which approval is required (including the filing of such Annuity Certificates within ten Business Days of the Closing, and will cooperate fully with each other in promptly seeking to obtain such Governmental Approvals and Consents. Without limiting the foregoing and subject to applicable legal limitations and the written instructions of any Governmental Authority, from the Execution Date until the Insurer Payment Commencement Date, each of the Parties agrees to (i) reasonably cooperate and consult with one another, (ii) furnish to the other Parties such necessary information and assistance as such other Party may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of material matters relating to the completion of the transactions contemplated thereby, including apprising the other Parties of the substance of material notices or communications received by such Party from any third party or any Governmental Authority with respect to such transactions, within five Business Days of receipt thereof, and (iv) to the extent reasonably practicable, permit the other Parties to review and incorporate the other Party’s reasonable comments in any material communication to be given by it to any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.
(c)    Without limiting Sections 6.1(a) and 6.1(b) where the cooperation of third parties that are not Governmental Authorities, such as a trustee, record keeper or paying agent, would be necessary in order for a Party to completely fulfill its obligations under this Agreement or any

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Ancillary Agreement, such Party will use its Commercially Reasonable Efforts to cause such third parties to provide such cooperation.
Section 6.2    Group Annuity Contract Issuance.
(d)    The single premium, non-participating group annuity contract, including the Annuity Exhibits and all other exhibits and attachments (the “Group Annuity Contract”) shall be in the form set forth in Schedule 6.2, and no material changes may be made thereto. No later than three business days after the Closing Premium Amount has been paid by the Plan Trustee to the Insurer, to the extent required, the Insurer shall file the Group Annuity Contract with the relevant state insurance Governmental Authority, and no later than 40 days after the Closing:
(i)    After receipt of an application for the Group Annuity Contract received in good order and executed by the Company, the Insurer will issue and deliver to the Company, with a copy to the Independent Fiduciary, the Group Annuity Contract (including fully completed Annuity Exhibits and all other exhibits and attachments thereto) (the “Group Annuity Contract Issuance”), duly executed by the Insurer with an effective date as of the Closing Date (it being understood that the required payments under the Group Annuity Contract will not commence until the Insurer Payment Commencement Date); and
(ii)    the Company will deliver to the Insurer the Group Annuity Contract (including all exhibits and attachments thereto), duly executed by the Company (if applicable), with an effective date as of the Closing Date.
Section 6.3    Insurer Actions.
(a)    Following the Closing Date, the Insurer shall perform the following:
(iii)    no later than 20 days after the Final True-Up Date, mail an Annuity Certificate to each Annuitant; provided, however, that if such Annuity Certificate has not been approved by the relevant state insurance Governmental Authorities, then the Insurer will mail such Annuity Certificate to the relevant Annuitant as promptly as reasonably practicable and in any case within 20 days following the date on which such Annuity Certificate has been approved by the relevant state insurance Governmental Authorities;
(iv)    make or cause to be made all Annuity Payments to each Annuitant and Joint Annuitant, as required under the Group Annuity Contract, from and after the Insurer Payment Commencement Date; provided that if the Insurer has received the Closing Annuity Premium, but for any reason the Group Annuity Contract is not issued and delivered on or before the Insurer Payment Commencement Date, the Insurer shall nevertheless make full payment of all Annuity Payments in respect of each Annuitant and Joint Annuitant from and after the Insurer Payment Commencement Date as if the Group Annuity Contract has been issued and delivered to the Company;
(v)    provide a “welcome” mailing to Annuitants and Joint Annuitants and, at the request of the Company, include a notice, provided by the Company and reasonably

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acceptable to the Insurer, regarding Annuity Certificates in the Insurer’s “welcome” mailing to the Annuitants and Joint Annuitants, or other subsequent mailings made by the Insurer to the Annuitants and Joint Annuitants;
(vi)    provide administrative services appropriate for the Group Annuity Contract that meets or exceeds customary insurance industry metrics, including, but not limited to, appropriate call center and back-office staffing and training, maintenance of written rules and procedures to govern the submission to the Insurer of claims and requests by a Annuitant, Joint Annuitant, or Beneficiary that are consistent with the Insurer’s rules and procedures applicable to the administration of other group annuity contracts, compliance with all applicable federal and/or state data privacy and other privacy laws, and maintenance of a commercially reasonable disaster recovery or business continuity plan;
(vii)    mail a Notice of Guaranty to each Annuitant listed on the Annuity Exhibits to the Group Annuity Contract no later than the Insurer Payment Commencement Date; and
(viii)    in accordance with the Insurer’s customary administrative practices, process voluntary Annuity Payment deductions (e.g., retiree life insurance deductions) on behalf of Annuitants and Joint Annuitants as indicated in the deduction file to be sent to the Insurer by the Company prior to the Insurer Payment Commencement Date.
(b)    Following the Closing Date and until the last Annuity Payment is made, the Insurer will not:
(i)    assign, transfer, novate, reinsure, or take any similar action with respect to the Group Annuity Contract or its obligations thereunder, unless (A) the Insurer will be the obligor to the Annuitants, Joint Annuitants, and Beneficiaries in respect of its obligations under the Group Annuity Contract, or (B) such obligations are fully transferred by operation of law to another entity that has acquired Insurer, and any successor entity to the Insurer by operation of law shall be automatically bound by all of the Insurer’s obligations under the Group Annuity Contract;
(ii)    seek to enforce its right to reduce an Annuity Payment due to a misstatement discovered in the Annuity Exhibit after the Final True-Up Date if such misstatement relates to Date of Birth, Gender, or Date of Death; or
(iii)    take any action contrary to this Section 6.3.
(c)    Each Annuitant and Joint Annuitant (i) is an intended third-party beneficiary of the Group Annuity Contract, and the rights of any Annuitant and Joint Annuitant are not conditioned upon the issuance of Annuity Certificates nor does it delay the date upon which a Annuitant or Joint Annuitant begins to have third-party beneficiary rights under the Group Annuity Contract, and (ii) shall have the right to enforce any provision of the Group Annuity Contract against the Insurer, its successors and assigns by the sole choice of such Annuitant or Joint Annuitant.

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(d)    Following the Closing Date, the Insurer will devote necessary and sufficient personnel to onboard the Group Annuity Contract prior to the Insurer Payment Commencement Date such that the onboarding process meets or exceeds customary insurance industry service practices.
Section 6.4    Communications Center. The Insurer will maintain, at its cost and expense, a toll-free phone number or a website (the “Communications Center”) which will be available from and after the Closing Date for Annuitants and Joint Annuitants to call with questions related to the Group Annuity Contract and the Annuity Certificates, it being understood that the Communications Center need not be solely dedicated to Annuitants and Joint Annuitants.
Section 6.5    Confidentiality.
(a)    It is understood that each Party has received and will receive Confidential Information from the other Parties in connection with the negotiation of this Agreement and the Ancillary Agreements as well as in previous discussions and interactions involving the matters addressed by this Agreement and the Ancillary Agreements. Except as set forth herein (including except as expressly permitted or contemplated by the other provisions of this Agreement), the Parties will not use the Confidential Information of another disclosing Party except in connection with the performance of their respective obligations under this Agreement and will not disclose (and will cause their respective Representatives, Affiliates, and Affiliates’ Representatives not to disclose) any Confidential Information received from another Party or any of its Representatives, Affiliates or Affiliates Representatives, except to such receiving Party’s Representatives, Affiliates, and Affiliates’ Representatives, who have a need to know and have agreed (or are otherwise bound) to maintain the confidentiality of Confidential Information in accordance with this Section 6.5; provided that the disclosing Party is and will be an express third party beneficiary of such agreement by such receiving Party’s Representatives, Affiliates, and Affiliates’ Representatives. For the avoidance of doubt, this Section 6.5(a) shall not prohibit the Company, the Plan, or the Independent Fiduciary from providing this Agreement, the Group Annuity Contract, or an Annuity Certificate to any Governmental Agency.
(b)    Section 6.5(a) will not apply with respect to Confidential Information that the receiving Party can demonstrate is or was:
(i)    already known to the receiving Party or its Affiliates or Representatives prior to the confidential disclosure by the disclosing Party or any affiliate or Representative thereof;
(ii)    independently developed by the receiving Party or its Affiliates or Representatives not in violation or breach of this Agreement or any other confidentiality obligation to the disclosing Party (such as the Confidentiality Agreement or any retention agreement with a firm or professional in connection with this Agreement);
(iii)    already known to the public without breach of confidence by the receiving Party or any of its Affiliates; or

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(iv)    subject to prior compliance with Section 6.5(c), required to be disclosed pursuant to any applicable Law, stock exchange regulation, regulatory provision, court order, subpoena or other legal process.
(c)    Section 6.5(a) will not apply from and after the Closing to restrict the use or disclosure by the Insurer of any Confidential Information related to Priced Lives, Annuity Payments, or the pricing or underwriting of the Group Annuity Contract, received from another disclosing Party, provided that the Insurer will use such Confidential Information only in compliance with all applicable Laws relating to privacy of personally identifying information. For the avoidance of doubt, this Section 6.5(c) does not apply to Confidential Information regarding the Company or the Plan (other than to the extent required in connection with the Group Annuity Contract).
(d)    Except as otherwise provided in this Agreement, if any Party, its Representatives, its Affiliates or its Affiliates’ Representatives, receives a request, subpoena, demand, or order for disclosure or becomes required by Law or stock exchange rule or regulation to disclose any Confidential Information (a “Compelled Disclosing Party”), such Compelled Disclosing Party will promptly, and in no case more than three Business Days following receipt of such a request, subpoena, demand, or order (so long as it is legally permitted to provide such notification), notify the other Parties to afford them the opportunity to object or seek a protective order or other remedy, including a protective order requiring Confidential Information to be submitted under seal and for the return and destruction of Confidential Information or copies thereof following the conclusion of any Action, prior to the disclosure of any such Confidential Information. The Compelled Disclosing Party will, to the extent permitted by Law, cooperate with the other Party’s or Parties’ efforts to obtain such protective order, at such other Party’s or Parties’ cost and expense. In the event that such protective order or other remedy is not sought or obtained, only that portion of Confidential Information which the Compelled Disclosing Party in good faith believes is legally required to be provided may be disclosed and such Compelled Disclosing Party will request that appropriate confidential treatment will be accorded to such Confidential Information. Notwithstanding anything to the contrary in this Agreement, a Compelled Disclosing Party may disclose any Confidential Information to an applicable regulatory authority at such authority’s request or requirement (whether pursuant to an audit, exam or otherwise) without obligation to notify hereunder to the extent that any such request or requirement does not specifically mention the other Parties, or specifically address or call for the Confidential Information.
(e)    The Parties acknowledge and agree that this Section 6.5 will supersede the Confidentiality Agreement, to the extent that that such Confidentiality Agreement was applicable to a Party. Notwithstanding the foregoing, this Section 6.5(e) will not relieve any party from Liability for breaches of the Confidentiality Agreement (to the extent such Confidentiality Agreement was applicable to a Party) that have occurred prior to the date hereof.
Section 6.6    No Insurer Communications. From the date of this Agreement until the Group Annuity Contract Issuance, without the Company’s prior written consent, (a) the Insurer will cause the employees of its retirement services business unit not to initiate any contact or communication with any Plan Participant or Plan Beneficiary in connection with the Transaction, (b) the Insurer will not, and will cause all of its Affiliates not to, provide any of its insurance agents, wholesalers

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or retailers with any contact information of any Plan Participants or Plan Beneficiaries, and (c) the Insurer will not, and will cause all of its Affiliates not to, provide any of the respective other Representatives with any contact information of any Plan Participants or Plan Beneficiaries, except for those Representatives of the Insurer of any of their respective Affiliates who need to know such information for purposes of this Transaction and agree to comply with the requirements of this Agreement. Notwithstanding the foregoing, the above limitations shall not apply to the extent that the Insurer or its Affiliates has a pre-existing business relationship with a Plan participant or Plan beneficiary and such communications are made in the normal course of such business relationship.
Section 6.7    Public Announcements. Each of the Company and the Insurer may issue a press release announcing the execution and delivery of this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Transaction Announcements”). Each of the Company and the Insurer will provide a draft of its Transaction Announcement to the other Party (and to the Independent Fiduciary, to the extent that such Transaction Announcement references the Independent Fiduciary or the role, duties or conclusions of the Independent Fiduciary) for review prior to the issuance thereof, provided, however, that such approval shall not be unreasonably withheld or conditioned. Insurer acknowledges that the Company may publicly disclose any information that it reasonably believes is required by the rules of the SEC to be so disclosed; provided, however, that if the Company concludes that disclosure of this Agreement is required by such rules, (i) the Company and Insurer will cooperate to make an application by the Company with the SEC for confidential treatment of information relating to the pricing of the Group Annuity Contract and such other information as the Company or Insurer may jointly conclude is competitively sensitive from its perspective, or otherwise merits confidential treatment and (ii) the Company will include Insurer in any material correspondence (written or oral) with the SEC regarding such application for confidential treatment, and the Company and Insurer will otherwise reasonably cooperate in connection with such application, including by the Company proposing to redact confidential portions of documents as to which the SEC staff seeks disclosure.
Section 6.8    Administrative Transition Process. The Insurer, the Company and the Independent Fiduciary will use their respective Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (i) coordinate and allow for the provision of recordkeeping and administration services regarding Annuity Payments and (ii) coordinate the transfer to the Insurer, on and after the Insurer Payment Commencement Date of all administration responsibilities necessary to effectively provide the recordkeeping and administration services regarding Annuity Payments commencing on the Insurer Payment Commencement Date.
.
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ARTICLE VII
INDEMNIFICATION FOR THIRD PARTY CLAIMS
Section 7.1    Survival. All of the representations and warranties set forth in this Agreement will survive the Closing until the date that is six months after the Closing Date; provided, however,

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that the Fundamental Reps will survive until the date that is six years after the Closing Date; provided further, however, that Sections 5.4 and 5.7 will survive until the last Annuity Payment is paid under the Group Annuity Contract. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom indemnification may be sought prior to such time.
Section 7.2    Indemnification by the Insurer. From and after the Closing, the Insurer will indemnify, defend and hold the Company, the Plan, the Independent Fiduciary, any other Person acting as fiduciary or agent for the Plan, and their respective Affiliates, officers, directors, stockholders, employees, agents and other Representatives (each, a “Company Indemnified Party”) harmless from and against any and all Liabilities (in each case, including reasonable out-of-pocket expenses and reasonable fees and expenses of counsel) to the extent arising out of or relating to the portion of any Action, demand or other claim against the Company Indemnified Party by a third party that is threatened or brought against or that involves a Company Indemnified Party and that arises out of or relates to (a) any breach by the Insurer of any representation, warranty or covenant of either such Party under this Agreement or the Ancillary Agreements or (b) any failure by the Insurer to make, or causing to be made, any payments required to be made by it to Annuitants or Joint Annuitants pursuant to the Group Annuity Contract, or the Annuity Certificates (collectively, “Company Indemnified Claims”); provided that Company Indemnified Claims will not include any failure of any such payments to individual Annuitants or Joint Annuitants to be made prior to the Insurer Payment Commencement Date.
Section 7.3    Procedures for Indemnification Claims.
(a)    Any Company Indemnified Party making a claim for indemnification for Company Indemnified Claims under Section 7.2 will notify the Insurer of each Company Indemnified Claim in writing promptly after receiving notice of such, describing the Company Indemnified Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided, however, that the failure to notify the Insurer will affect the rights of a Company Indemnified Party hereunder only if and to the extent such failure has an actual prejudicial effect on the Insurer with respect to such claim.
(b)    The Insurer will have the right at any time to assume the defense against any Company Indemnified Claim with counsel of its choice reasonably satisfactory to the Company Indemnified Party and to control the defense of such Company Indemnified Claim.
(c)    From and after the date that the Insurer has assumed and is conducting the defense of a Company Indemnified Claim in accordance with Section 7.3(b), (i) the Company Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of such Company Indemnified Claim, (ii) the Company Indemnified Party may retain counsel at its sole cost and expense to control the defense of any portion of the Action, demand or other claim against the Company Indemnified Party that is not a Company Indemnified Claim (the “Uncovered Claim”), (iii) the Insurer and the Company Indemnified Party will cooperate fully with each other and any of their respective counsel in connection with the defense, negotiation or

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settlement of any such Company Indemnified Claim or (if the Company Indemnified Party retains counsel for the Uncovered Claim) the Uncovered Claim, including providing access to any relevant books and records, properties, employees and Representatives; provided, however, that for avoidance of doubt, the foregoing will not require any Person to waive, or take any action which has the effect of waiving, its attorney-client privilege, attorney work-product, or any other applicable privilege with respect thereto, (iv) the Insurer will not consent to the entry of any judgment on or enter into any settlement with respect to such Company Indemnified Claim without the prior written consent of the Company Indemnified Party (which will not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Insurer and does not impose an injunction or other equitable relief upon the Company Indemnified Party, or adversely impact the Tax Qualified status of the Plan, or admit liability on the part of any Company Indemnified Party, (v) the Company Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Company Indemnified Claim without the prior written consent of the Insurer (which will not be unreasonably withheld, conditioned or delayed), and (vi) the Company Indemnified Party may consent to the entry of any judgment or enter into any settlement with respect to the Uncovered Claim without the prior consent of the Insurer.
(d)    If the Insurer has not assumed the defense of a Company Indemnified Claim after notice thereof, (i) the Company Indemnified Party may defend against the Company Indemnified Claim in any manner it reasonably determines to be appropriate, (ii) the Insurer will reimburse the Company Indemnified Party promptly and periodically for the costs of defending against the Company Indemnified Claim (including reasonable attorneys’ fees and expenses allocable to such Company Indemnified Claim) to the extent such costs are Liabilities for which the Company Indemnified Party is entitled to indemnification hereunder and (iii) the Insurer will remain responsible for any costs the Company Indemnified Party may incur resulting from the Company Indemnified Claim to the extent such costs are Liabilities for which the Company Indemnified Party is entitled to indemnification hereunder. If the Company Indemnified Party has not assumed the defense of an Uncovered Claim as contemplated by Section 7.3(c)(ii), the Insurer is not responsible in any way for any Liabilities or Orders resulting from not responding to or defending such Uncovered Claim; provided, however, that the Insurer’s responsibility for Company Indemnified Claims will not be altered in any way.
Section 7.4    Claims and Payment; Treatment of Payments. On each occasion that any Company Indemnified Party will be entitled to indemnification under this Article VII, the Insurer will, at each such time, promptly pay the amount of such indemnification within ten Business Days following receipt of an invoice for out-of- pocket expense, fees or other amounts for which it is liable under this Article VII.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Group Annuity Contract Issuance by any Party if the Closing has not occurred by or on seven days after the Execution Date (the “Closing Outside Date”); provided, however, that such right to

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terminate this Agreement will not be available to such Party if any failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Closing Outside Date and such action or failure to perform constitutes a breach of this Agreement;
Section 8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the Parties hereunder will terminate upon such termination and will become null and void, except that Section 1.1 (Definitions), Section 1.2 (Interpretation), Section 3.11 (No Other Representations or Warranties; Reliance), Section 4.6 (No Other Representations or Warranties; Reliance), Section 5.11 (No Other Representations or Warranties; Reliance), this Article VIII (Termination) and Article IX (Miscellaneous) will survive any such termination and no Party will otherwise have any Liability to any other Party hereunder; provided, however, that nothing in this Section 8.2 will relieve any Party from Liability for any fraud or willful and material breach of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Expenses. Except as otherwise expressly set forth herein, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants.
Section 9.2    Entire Agreement. This Agreement and the Ancillary Agreements, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by, among or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Notwithstanding the foregoing, (i) the IF Engagement Letter will not be superseded by this Agreement or the Ancillary Agreements and (ii) nothing in this Agreement will affect the terms or enforceability of the Group Annuity Contract.
Section 9.3    Amendments and Waivers. No amendment of any provision of this Agreement or the Ancillary Agreements will be valid unless the same will be in writing and signed by each party thereto, except as expressly provided herein. No waiver of any breach of this Agreement will be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms of this Agreement will be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.3. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

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Section 9.4    Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, and any attempt to do so will be null and void ab initio, without any effect whatsoever.
Section 9.5    Notices. All notices, requests, demands, claims, certifications and other communications hereunder will be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), addressed as set forth below, or (c) when transmitted, if transmitted by facsimile, with confirmation of successful transmission received by the sender if any, to those indicated below (including the recipient):
If to the Company:
Chemtura Corporation
199 Benson Road
Middlebury, CT 06749
Attention: Billie Flaherty
Email: billie.flaherty@chemtura.com
With a copy (which will not constitute notice to the Company) to:
Jones Day
51 Louisiana Avenue, N.W.
Washington, D.C. 20001-2113
Attention: Evan Miller
Email: emiller@jonesday.com

and

Jones Day
500 Grant Street, Suite 4500
Pittsburgh, PA 15219
Attention: Marcia Kelson
Email: mkelson@jonesday.com

If to the Insurer:
Voya Retirement Insurance and Annuity Company
One Orange Way
Windsor, Connecticut 06095-4774
Attention:    Matthew Condos, Senior Vice President

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Institutional Markets
Email:    Matthew.Condos@voya.com

If to Independent Fiduciary:
Evercore Trust Company, N.A.
55 East 52nd Street
New York, NY 10055
Attention: William E. Ryan III
Email: william.ryan@evercore.com

With a copy (which will not constitute notice to Independent Fiduciary) to:
Kilpatrick, Townsend and Stockton, LLP
607 14th Street, NW, Suite 900
Washington, DC 20005-2018
Attention: Mark D. Wincek
Sarah N. Lowe
Email: mwincek@kilpatricktownsend.com
slowe@kilpatricktownsend.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.5.
Section 9.6    Governing Law. Except to the extent preempted by applicable Federal Law, this Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any principles of conflicts of law thereof that would permit or require the application of the Laws of another jurisdiction.
Section 9.7    Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the jurisdiction of any state or federal court, and only federal court if diversity of Parties exists, sitting in the State of New York in any Dispute arising out of or relating to this Agreement or any Ancillary Agreement and agrees that all claims in respect of such Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement or any Ancillary Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to personal jurisdiction, venue, and any defense of inconvenient forum to the maintenance of, any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving

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of notices in Section 9.5; provided that nothing in this Section 9.7 will affect the right of any Party to serve legal process in any other manner permitted by Law.
Section 9.8    Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 9.9    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the breaching Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. The Parties further agree that (a) by seeking the remedies provided for in this Section 9.9, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement (including monetary damages) if the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (b) nothing set forth in this Section 9.9 will require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII, nor will the commencement of any legal action or legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII, or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 9.10    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement; provided that if any of the material provisions of this Agreement are held illegal, invalid or unenforceable, this entire Agreement will be null and void. If any of the provisions of this Agreement are be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated only to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.
Section 9.11    No Third Party Beneficiaries. Except to the extent of any rights to indemnification reimbursement pursuant to the terms of this Agreement, this Agreement will not confer any rights or remedies upon any Person other than the Parties and the respective successors and permitted assigns of the foregoing; provided, however, that each Annuitant and Joint Annuitant is an intended third-party beneficiary of Article V and Section 6.3 of this Agreement.
Section 9.12    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered to the recipients listed in Section 9.5 by electronic communications by portable document format (.pdf), each of which will be deemed an original.

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Section 9.13    Waiver of Punitive Damages. To the fullest extent permitted by Law, and notwithstanding any other provision of this Agreement, none of the Parties will be liable to any other Party for any punitive or exemplary damages of any nature in respect of matters arising out of this Agreement or the Ancillary Agreements, whether arising out of breach of contract, negligence, tort, strict liability or any other legal or equitable principle. The foregoing sentence will not preclude recovery of amounts claimed in a Company Indemnified Claim to the extent that claims for such amounts are subject to indemnification under this Agreement.
[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY By: Name: Title:	CHEMTURA CORPORATION By: Name: Title:
EVERCORE TRUST COMPANY, N.A., acting solely in its capacity as independent fiduciary of the Plan By: Name: William E. Ryan, III Title: Managing Director and Chief Fiduciary Officer

[Signature Page to the Modified Purchase Agreement]
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